OnSSI
IP To The Core

Software Development Kit License Agreement

THIS AGREEMENT ("Agreement") is entered into and effective as of January 5, 2012 (the "Effective Date"), between On-Net Surveillance Systems, Inc. ("OnSSI"), with its principal place of business located at One Blue Hill Plaza, 7th Floor PO BOX 1555, Pearl River, NY 10965 and Eclipse Identity Recognition Corporation ("Developer"), with his, her or its principal place of business located at 15732 Los Gatos Blvd, PMB 525, Los Gatos, CA. 95032-2504.

WHEREAS, OnSSI develops and markets various IP video surveillance software solutions ("OnSSI Software"); and

WHEREAS, to enable third parties of its choice to integrate their respective applications with the OnSSI Software, OnSSI has developed a video software developer tool kit, an application programming interface (API) and commands; with related documentation and materials (collectively, the "SDK"); and

WHEREAS, Developer has requested a license to use the SDK, and OnSSI is willing to grant Developer a license to use the SDK, solely for the limited purpose permitted by this Agreement.

NOW THEREFORE, OnSSI and Developer agree as follows:

1. **Grant of License.** OnSSI hereby grants to Developer a non-exclusive limited license to use the SDK solely to develop, install and/or support a software interface between OnSSI Software and Developer application software, which interface shall (i) be for the sole purpose of integrating OnSSI Software purchased by or licensed to Developer's customer(s) with the Developer's application software described on the Schedule A to this Agreement; and (ii) be solely for use by Developer's customers (the "Developer-OnSSI Integration").

2. **Limitations on License.**

A. Except as expressly set forth in Section 1 above, Developer will not, directly or indirectly, now or in the future, use the SDK for any purpose, without the prior written consent of OnSSI.

B. Developer will not decode, alter, decompile, reverse engineer, perform reverse analysis on or disassemble the SDK or any OnSSI Software.

C. Developer will make no copies of the SDK except as is required to accomplish the Developer-OnSSI Integration.

D. Title to the SDK will remain vested solely in OnSSI, and nothing in this Agreement shall be deemed to convey any right, title or interest in the SDK to Developer.

E. The limited license to use the SDK granted by this Agreement is personal to Developer and may not be transferred or assigned without the prior written consent of OnSSI. Any unauthorized sale, assignment, transfer or sublicense of the SDK or any Developer-OnSSI Integration without such consent will be null and void. If Developer is a partnership or limited liability company, a withdrawal or change, voluntary, involuntary, or by operation of law, of any partner or member or partners or members owning 10% or more of the partnership or limited liability company, or the dissolution of the entity, or the sale of 10%, or more, of the value of the assets of Developer, shall be deemed an assignment. If Developer is a corporation, any dissolution, merger, consolidation, or other reorganization of Developer, or the sale or other transfer of 10%, or more, of the capital stock of Developer, or the sale of 10%, or more of the value of the assets of Developer, shall be deemed an assignment.

F. Developer's rights to the SDK and any Developer-OnSSI Integration shall be further restricted by the provisions of Section 5 below.

3. **License Fee.** OnSSI currently provides the SDK free of charge.

4. **Confidentiality and Non-Competition.** Developer acknowledges that it is essential for the protection of OnSSI's business that Developer be restrained from competing against OnSSI, and from copying, disclosing or utilizing OnSSI's confidential information during the term of this Agreement and for a reasonable period of time thereafter. Accordingly, as a material inducement to OnSSI to enter into this Agreement, Developer agrees that it shall comply with the Confidentiality, Non-Disclosure and Non-Competition provisions set forth on Schedule B and Schedule C attached hereto and made a part hereof.

5. **Term and Termination**

A. The term of this Agreement and the license granted herein commence as of the Effective Date of this Agreement, and shall remain in force until either Developer ceases using the SDK for the limited purpose set forth in Section 1, or until OnSSI terminates this Agreement pursuant to its terms.

B. OnSSI may terminate this Agreement by written notice if Developer breaches any provision and does not remedy such breach within five (5) calendar days after receipt of written notice setting forth the breach. Termination for breach shall not alter or affect OnSSI's right to exercise or seek any other remedies.

C. Upon termination of this agreement, Developer will (i) return all copies of the SDK to OnSSI without demand or notice, or (ii) permanently delete or destroy all copies of the SDK in its possession and submit to OnSSI a sworn affidavit signed by an officer of Developer attesting to such destruction.

6. **Limited Warranty and Disclaimer**. OnSSI warrants that, for a period of ninety (90) days from the date of transfer to Developer the media on which the SDK is furnished will be free of defects in materials and workmanship under normal use. Except for the foregoing warranty, the SDK is provided **AS IS.** In no event does OnSSI warrant that the SDK is error free or that the SDK will be able to be operated without problems or interruptions. EXCEPT AS SPECIFIED ABOVE, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY WARRANTY ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW.

7. **Limitation of Liability; Indemnification**

A. OnSSI will not be liable to Developer for special, indirect or consequential damages incurred or suffered arising as a result of or related to Developer's use of the SDK, whether in contract, tort or otherwise, even if OnSSI has been advised of the possibility of such loss or damages. OnSSI's total liability under this Agreement with respect to the SDK, regardless of cause or theory of recovery, will not exceed the total amount of consideration paid by Developer, if any, under this agreement.

B. Developer must defend or settle at its expense any claim or suit against OnSSI arising out of or in connection with any assertion that the Developer-OnSSI Integration infringes any third party's intellectual property rights. Developer shall indemnify and hold harmless OnSSI from damages, costs, expenses and attorneys' fees, if any, finally awarded in such suit or the amount of the settlement.

8. **SDK Maintenance and Upgrades.** No SDK maintenance is included with the License granted under this Agreement. SDK maintenance may be purchased by Developer pursuant to a separate agreement, as necessary. Subject to the terms of this Agreement, OnSSI shall seek to provide Developer with SDK upgrades within sixty (60) days after the release of OnSSI Software upgrades.

OnSSI
IP To The Core

9. Relation of Parties

A. Nothing in this Agreement will create or imply an agency relationship between OnSSI and Developer, nor will this Agreement be deemed to constitute a joint venture or partnership between the parties.

B. Nothing in this Agreement shall be deemed to preclude OnSSI from developing, marketing or distributing applications similar to any of Developer's applications or from entering into agreements with or otherwise engaging other developers who may develop market or distribute one or more applications similar to those of Developer.

10. Remedies. Developer agrees that OnSSI's remedies at law for breach of the provisions of Section 1, Section 2 and Section 4 of this Agreement are inadequate and that OnSSI shall be entitled to equitable relief, including, without limitation, injunctive relief, specific performance and/or other remedies, in addition to the remedies provided by contract and/or by law. If any litigation is necessary to enforce the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees and costs.

11. Survival. The provisions of Section 2, Section 4, Section 5(c), Section 6, Section 7, Section 10 and Section 11 shall survive termination of this Agreement.

12. Binding.

A. Developer represents and warrants that: (i) it has obtained all necessary approvals, consents and authorizations to enter into this Agreement and to perform and carry out its obligations under this Agreement; (ii) the person executing this Agreement on Developer's behalf has express authority to do so and to bind Developer; (iii) the execution, delivery and performance of this Agreement does not violate any provision of any bylaw, charter, regulation, or any other governing authority of Developer and is duly authorized by all necessary partnership or corporate action; and (iv) this Agreement is a valid and binding obligation of Developer.

B. Developer's obligations under this Agreement and the restrictions pertaining to the License set forth in this agreement shall apply equally (i) to any other software developer's kit provided by OnSSI that displays or links to this SDK; and (ii) to any updates, supplements or support services provided by OnSSI for this SDK, unless other terms accompany those items (in which case, such other terms apply).

C. The terms of this Agreement shall be binding up and shall inure to the benefit of the parties, their successors and permitted assigns.

13. **Severability.** If any term of this Agreement is found to be unenforceable or contrary to law, it will be modified to the least extent necessary to make it enforceable, and the remaining portions of this Agreement will remain in full force and effect.

14. **Waiver.** The waiver by any party of any breach of obligation will not be construed to be a waiver of any succeeding breach or any other obligation. All waivers must be in writing, and signed by the party waiving its rights. This Agreement may be modified only by a written instrument executed by authorized representatives of the parties hereto.

15. **Entire Agreement.** This Agreement, together with any attachments referred to herein, constitutes the entire agreement between the parties with respect to its subject matter, and supersedes all prior agreements, proposals, negotiations, representations or communications relating to the subject matter. Both parties acknowledge that they have not been induced to enter into this Agreement by any representations or promises not specifically stated herein.

16. **Governing Law.** This Agreement is governed by and shall be construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law provisions, and any litigation arising out of or in connection in any way with this agreement shall take place in a State or Federal court of competent jurisdiction in the State of New York. No presumptions relating to the interpretation of contracts against the drafter, or any other similar rule of law, should be applied to this Agreement.

17. **Notices.** Any notice provided for by this Agreement shall be in writing and shall be personally delivered, or sent by certified mail with return receipt requested, to the addresses set forth above or to such other addresses as the parties may from time to time designate in writing. Alternatively, such notice may be transmitted via facsimile showing proof of receipt, transmitted to the following facsimile numbers, or such other numbers as the parties may from time to time designate in writing:

On-Net Surveillance Systems, Inc. Attention: President	+1 845-732-7900
Developer Eclipse Identity Recognition Corp. Attention: CEO	+1 408-916-1480

OnSSI
IP To The Core

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

On-Net Surveillance Systems, Inc.	Developer:
By: [signature]	By: stephen d. miller
Gadi Piran Mulli Digman	Print Name: Stephen Miller
Title: President VP Sales	Print Title (if applicable): CEO

OnSSI
IP To The Core

Schedule A to Software Development Agreement between On-Net Surveillance Systems, Inc. ("OnSSI") and
Eclipse Identity Recognition Corporation ("Developer")

The following is a description of Developer's Application:

Application: facial recognition and personal biometric applications

Schedule B

Confidentiality & Non-Disclosure

1. Except as expressly permitted in this Agreement, Developer will not, during the term of the Agreement or thereafter, directly or indirectly use in any manner, divulge, disseminate, disclose or publish any Confidential Information (as defined below) without first having obtained written permission from OnSSI to do so. To comply with its obligations under this section, Developer shall bind all of its employees who may reasonably be expected to perform services in furtherance of the purpose set forth in this Agreement and require such employees to execute a confidentiality provision with terms the same as or equivalent to this Schedule. All such confidentiality provisions shall inure to the benefit of OnSSI. Developer shall not disclose the Confidential Information to any third party, and may only disclose the Confidential Information to those of its employees and contractors who need to know the Confidential Information for purposes permitted under this Agreement and who are bound by written confidentiality agreements with terms at least as restrictive as those provided in this Agreement. Developer shall take measures to maintain the confidentiality of the Confidential Information similar to those measures the Developer uses to maintain the confidentiality of its own confidential information of like importance but in no event less than reasonable measures. Developer shall give immediate notice to OnSSI of any unauthorized use or disclosure of the Confidential Information and shall assist OnSSI in remedying such unauthorized use or disclosure.

2. Upon termination of this Agreement, or, upon OnSSI's earlier request, Developer will destroy all Confidential Information in Developer's possession or control and permanently erase all electronic copies of such Confidential Information. Alternatively, Developer, upon termination of this Agreement or upon OnSSI's earlier request, shall deliver to OnSSI all notes, documents, records, programs, electronic or magnetic storage media and similar repositories of Confidential Information, including all copies of the SDK and any Developer-OnSSI Integration (whether complete or incomplete), then in Developer's possession. At OnSSI's request, a senior officer of Developer will certify in writing that Developer has fully complied with its obligations under this Schedule.

3. If Developer is required to disclose Confidential Information pursuant to applicable law, statute, regulation, or court order, Developer will give to the OnSSI prompt written notice of the request and a reasonable opportunity to object to such disclosure and seek a protective order or appropriate remedy. If, in the absence of a protective order, Developer determines, upon the advice of counsel, that it is required to disclose such information, it may disclose Confidential Information to the extent compelled to do so.

4. As used in this Agreement the term "Confidential Information" means any information disclosed by OnSSI to Developer or which becomes known to Developer as a consequence of or through the use of any portion or aspect of the SDK, or through the Developer-OnSSI Integration (as defined in Section 1 of the Agreement), including but not limited to all formulas, methods, know how, processes, designs, new products, developmental work, marketing requirements or plans, customer names, and prospective customer names, customer data, whether or not such information is identified as confidential; provided, that Confidential Information shall not include the following: (1) information which Developer can demonstrate in writing was known by Developer prior to it being disclosed by OnSSI; (2) information ascertainable or obtainable from public sources; (3) information received by Developer from a third party who is not employed by or affiliated with OnSSI and is not under an obligation to OnSSI to maintain such information in confidence; and (4) information which is or becomes known to the public generally other than by a breach of this Agreement by Developer.

Schedule C

Non-Competition

A. During the term of the Agreement and the SDK license, and during the two (2) year period commencing on the date of termination of the SDK license (the "Restricted Period"), regardless of whether the termination is with or without cause, or whether by OnSSI or Developer, the Developer shall not directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, or control of any Similar Business (as defined below).

B. In addition, during the term of this Agreement and the SDK license, and during the five (5) year period commencing on the date of the termination of the SDK license (the "Extended Restricted Period"), Developer shall not utilize, either in whole or in part, any of the Confidential Information or the Developer-OnSSI Integration, in the creation of any new software, either on Developer's own behalf, or for any Similar Business.

C. In this Agreement, the term "Similar Business" shall mean: any corporation, limited liability company or entity, who licenses or markets software platforms which enable an IP-based video surveillance control and management solution, including network video recorders and video clients, or who sells or attempts to sell and/or provides or attempts to provide any products and/or services which are the same as or similar to the products and/or services sold by OnSSI at any time, and from time to time during (i) the term of Developer's use of the SDK, or (ii) the last two (2) years prior to the termination of the SDK license, whichever is longer.

D. If any of the restrictions and limitations anywhere in this Schedule (or the Agreement to which it is attached) are deemed to exceed the time, scope and/or geographic limitations prescribed by applicable law, then such provisions shall be reformed to the maximum time, scope, and geographic limitations permitted by applicable law.